Exhibit 99.2

The tables below show adjustments to certain items of the Company’s financial statements as of and for the three and nine months ended September 30, 2010 due to certain subsequently identified items.

All figures below are unaudited and in millions.

Condensed Consolidated Statement of Operations	Three Months Ended September 30, 2010			Nine Months Ended September 30, 2010
	As per Original Press Release	Adjustment	As per Revised Press Release	As per Original Press Release	Adjustment	As per Revised Press Release
Cost of goods sold	$(912.0)	$0.1	$(911.9)	$(2,674.4)	$0.1	$(2,674.3)
Gross profit	163.8	0.1	163.9	417.2	0.1	417.3
Selling, general and administrative expenses	(160.8)	0.5	(160.3)	(491.1)	0.5	(490.6)
Income (loss) from operations	3.0	0.6	3.6	(73.9)	0.6	(73.3)
Loss before income taxes	(51.8)	0.6	(51.2)	(201.3)	0.6	(200.7)
(Provision for) benefit from income taxes	(36.3)	(2.3)	(38.6)	24.2	(2.3)	21.9
Loss from continuing operations	(88.1)	(1.7)	(89.8)	(177.1)	(1.7)	(178.8)
Net (loss) income	(93.0)	(1.7)	(94.7)	409.7	(1.7)	408.0
Net (loss) income attributable to Terex Corporation	$(94.1)	$(1.7)	$(95.8)	$405.5	$(1.7)	$403.8
Amounts attributable to Terex Corporation common stockholders:
Loss from continuing operations	$(89.2)	$(1.7)	$(90.9)	$(181.3)	$(1.7)	$(183.0)
Net (loss) income attributable to Terex Corporation	$(94.1)	$(1.7)	$(95.8)	$405.5	$(1.7)	$403.8
Basic (Loss) Earnings per Share Attributable to Terex Corporation Common Stockholders:
Loss from continuing operations	$(0.82)	$(0.02)	$(0.84)	$(1.67)	$(0.01)	$(1.68)
Net (loss) income attributable to Terex Corporation	$(0.86)	$(0.02)	$(0.88)	$3.73	$(0.01)	$3.72
Diluted (Loss) Earnings per Share Attributable to Terex Corporation Common Stockholders:
Loss from continuing operations	$(0.82)	$(0.02)	$(0.84)	$(1.67)	$(0.01)	$(1.68)
Net (loss) income attributable to Terex Corporation	$(0.86)	$(0.02)	$(0.88)	$3.73	$(0.01)	$3.72

Consolidated Balance Sheet	September 30, 2010
	As per Original Press Release	Adjustment	As per Revised Press Release
Trade receivables (net of allowance)	$726.8	$0.6	$727.4
Allowance for doubtful accounts	51.6	(0.5)	51.1
Total current assets	4,158.8	0.6	4,159.4
Property, plant and equipment – net	570.8	(0.1)	570.7
Deferred taxes	111.9	(2.4)	109.5
Total assets	5,708.6	(1.9)	5,706.7
Trade accounts payable	568.5	(0.1)	568.4
Other current liabilities	252.4	(0.2)	252.2
Total current liabilities	1,540.1	(0.3)	1,539.8
Total liabilities	3,621.9	(0.3)	3,621.6
Retained earnings	1,363.7	(1.7)	1,362.0
Accumulated other comprehensive income	40.8	0.1	40.9
Total Terex Corporation stockholders’ equity	2,065.9	(1.6)	2,064.3
Total equity	2,086.7	(1.6)	2,085.1
Total liabilities and stockholders’ equity	5,708.6	(1.9)	5,706.7

Consolidated Statement of Cash Flows	Nine Months Ended September 30, 2010
	As per Original Press Release	Adjustment	As per Revised Press Release
Operating Activities of Continuing Operations
Net income (loss)	$409.7	$(1.7)	$408.0
Adjustments to reconcile net income (loss) to cash used in operating activities of continuing operations:
Depreciation	55.8	0.2	56.0
Deferred taxes	104.0	2.4	106.4
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(145.6)	(0.6)	(146.2)
Trade accounts payable	32.2	(0.2)	32.0
Other, net	(61.5)	(0.1)	(61.6)

Segment Results Disclosure	Three Months Ended September 30, 2010			Nine Months Ended September 30, 2010
	As per Original Press Release	Adjustment	As per Revised Press Release	As per Original Press Release	Adjustment	As per Revised Press Release
Consolidated
Gross profit	$163.8	$0.1	$163.9	$417.2	$0.1	$417.3
Selling, general and administrative expenses	160.8	(0.5)	160.3	491.1	(0.5)	490.6
Income (loss) from operations	3.0	0.6	3.6	(73.9)	0.6	(73.3)

Construction
Gross profit	27.4	0.1	27.5	60.4	0.1	60.5
Income (loss) from operations	(8.1)	0.1	(8.0)	(47.7)	0.1	(47.6)

Cranes
Selling, general and administrative expenses	55.0	(0.5)	54.5	176.2	(0.5)	175.7
Income (loss) from operations	3.4	0.5	3.9	17.3	0.5	17.8